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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___________)*
OnSite Energy Corp

(Name of Issuer)
Common Stock

(Title of Class of Securities)
68284P108

(CUSIP Number)
December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[x]Rule 13d-1(b)
[x]Rule 13d-1(c)
[ ]Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. ......... 68284P108............
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
...Gruber and McBaine Capital Management, LLC.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
(a).........X......
(b).........................
3.SEC Use Only .......................................................
4.Citizenship or Place of Organization .................California..
Number of Shares Beneficially Owned by Each Reporting Person With
5.Sole Voting Power ...............................................0..
6.Shared Voting Power ............................................2,234,172
7.Sole Dispositive Power...........................................0..
8.Shared Dispositive Power .......................................2,234,172
9.Aggregate Amount Beneficially Owned by Each Reporting Person....2,234,172
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions)............
11.Percent of Class Represented by Amount in Row (9) ..............9.77%
12.Type of Reporting Person (See Instructions) IA & OO


CUSIP No. ......... 68284P108........
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
......Jon D. Gruber......
2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a)...X.....
(b)............................................................
3.SEC Use Only .....
4.Citizenship or Place of Organization .................United States
 Number of Shares Beneficially Owned by Each Reporting Person With
5.Sole Voting Power ..................................................200,000
6.Shared Voting Power ..............................................2,234,172
7.Sole Dispositive Power..............................................200,000
8.Shared Dispositive Power .........................................2,234,172
9.Aggregate Amount Beneficially Owned by Each Reporting Person......2,434,172
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.Percent of Class Represented by Amount in Row (9) ...............10.65%
12.Type of Reporting Person (See Instructions) IN


CUSIP No. .......... 68284P108.........
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
....J.Patterson McBaine......................
2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a)...X....
(b)
3.SEC Use Only ..
4.Citizenship or Place of Organization ................United States.
Number of Shares Beneficially Owned by Each Reporting Person With
5.Sole Voting Power ................................................148,400
6.Shared Voting Power ............................................2,234,172
7.Sole Dispositive Power............................................148,400
8.Shared Dispositive Power .......................................2,234,172
9.Aggregate Amount Beneficially Owned by Each Reporting Person....2,382,572
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.Percent of Class Represented by Amount in Row (9) ................10.42%
12.Type of Reporting Person (See Instructions) IN


 CUSIP No. ............. 68284P108......
1.Names of Reporting Persons. ........Eric B. Swergold.........
I.R.S. Identification Nos. of above persons (entities only).
2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a)..X.....
(b)
3.SEC Use Only ..
4.Citizenship or Place of Organization ...............United States....
5.Sole Voting Power ................................................0
6.Shared Voting Power ............................................2,234,172
7.Sole Dispositive Power............................................0
8.Shared Dispositive Power .......................................2,234,172
9.Aggregate Amount Beneficially Owned by Each Reporting Person....2,234,172
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.Percent of Class Represented by Amount in Row (9) .................9.77%
12.Type of Reporting Person (See Instructions) IN


CUSIP No. ............. 68284P108......
1.Names of Reporting Persons. ........Lagunitas Partners.........
I.R.S. Identification Nos. of above persons (entities only).
2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)
3.SEC Use Only ..
4.Citizenship or Place of Organization ...............California....
5.Sole Voting Power ................................................0
6.Shared Voting Power ............................................2,005,601
7.Sole Dispositive Power............................................0
8.Shared Dispositive Power .......................................2,005,601
9.Aggregate Amount Beneficially Owned by Each Reporting Person....2,005,601
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.Percent of Class Represented by Amount in Row (9) .................18.52%
12.Type of Reporting Person (See Instructions) PN


(a)Name of Issuer-  OnSite Energy Corp.
(b)Address of Issuer's Principal Executive Offices-
701 Palomar Airport Road, Suite 200, Carlsbad, CA 92009

Item 2.
(a)Names of Persons Filing
Gruber & McBaine Capital Management, LLC ("GMCM")
Jon D. Gruber ("Gruber")
J. Patterson McBaine ("McBaine")
Eric B. Swergold ("Swergold")
Lagunitas Partners ("Lagunitas")

(b)Address of Principal Business Office or, if none, Residence
50 Osgood Place, Penthouse
San Francisco, CA 94133

(c)Citizenship - see item 4 of the cover sheet

(d)Title of Class of Securities- common stock

(e)CUSIP Number-  68284P108

Item 3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[   ]Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

(b)[   ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)[   ]Insurance company as defined in section 3(a)(19) of the Act (15
U.S.C. 78c).

(d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)[ X ]An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E);

(f)[ ]An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g)[ ]A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);

(j)[  ]Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.Ownership.
See Items 5-9 and 11 of the cover page for each Filer

Item 5.Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following [   ].

Item 6.Ownership of More than Five Percent on Behalf of Another Person. GMCM is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Gruber & McBaine are the Managers, controlling persons and portfolio managers of GMCM. Swergold is a member and portfolio manager of GMCM. No individual client's holdings of the Stock are more than five percent of the outstanding Stock. Lagunitas is an investment limited partnership of which GMCM is the general partner.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable

Item 8.
Identification and Classification of Members of the Group
GMCM, Gruber, McBaine and Swergold constitute a group within the meaning of Rule 13d-5(b). Lagunitas is not a member of any group and disclaims beneficial ownership of the securities with respect to its ownership is reposited.

Item 9.Notice of Dissolution of Group
Not applicable

Item 10.Certification

(a)The following certification is included with respect to GMCM, Gruber and McBaine:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)
The following certification is included with respect to Swergold and Lagunitas:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:  February 14, 2003
Gruber and McBaine Capital Management, LLC
By:	/s/ J. Patterson McBaine
	Print Name: J. Patterson McBaine
	Title:  Manager


/s/ Jon D. Gruber				/s/ J. Patterson McBaine
Jon D. Gruber					J. Patterson McBaine


/s/ Eric B. Swergold
Eric B. Swergold